March 1, 2012

Arrow Investments Trust

2943 Olney Sandy Springs Road, Suite A

Olney, Maryland  20832

Re:

Arrow Investments Trust - File Nos. 333-178164 and 811-22638

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Arrow Investments Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSONHINE LLP